SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                                Amendment No. |23|

                   Appliance Recycling Centers of America Inc.
                                (Name of Issuer)


                                Common Shares
                         (Title of Class of Securities)


                                  03814F-20-5
                                 (CUSIP Number)


                                December 31, 2010
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person'sinitial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03814F-20-5               13G/A              Page 2 of 5 Pages

______________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Perkins Capital Management, Inc.  14-1501962
______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
______________________________________________________________________________
3.   SEC USE ONLY
______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Minnesota
______________________________________________________________________________
             	 5.   SOLE VOTING POWER
                  	468,500
NUMBER OF     ________________________________________________________________
SHARES        	 6.   SHARED VOTING POWER
BENEFICIALLY		0
OWNED BY EACH ________________________________________________________________
REPORTING          7.   SOLE DISPOSITIVE POWER
PERSON WITH			844,500
              ________________________________________________________________
              	8.    SHARED DISPOSITIVE POWER
				0
______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     844,500
______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [_]
______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     15.4%
______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     IA
______________________________________________________________________________

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:
     Appliance Recycling Centers of America Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:
     7400 Excelsior Blvd.
     Minneapolis, MN  55426-4502

Item 2(a)  Name of Person Filing:
     Perkins Capital Management, Inc.

Item 2(b)  Address of Principal Business Office or, if None, Residence:
     730 East Lake Street
     Wayzata, MN  55391

Item 2(c)  Citizenship:
     State of Minnesota

Item 2(d)  Title of Class of Securities:
     Common Shares

Item 2(e)  CUSIP Number:
     03814F-20-5

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

 (a)  [_]  Broker or dealer registered under Section 15 of the Act (15
           U.S.C.78o);
 (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c);
 (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c);
 (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8);
 (e)  [X]  An Investment Adviser in accordance with Section 240. 13d-1(b)(1)
           (ii)(E);
 (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
           Section 240. 13d-1(b)(1)(ii)(F);
 (g)  [_]  A parent  holding  company or control  person in accordance  with
           Section 240. 13d-1(b)(1)(ii)(G);
 (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
 (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);
 (j)  [_]  Group, in accordance with Section 240. 13d-1(b)(1)(ii)(J).


 If this statement is filed pursuant to Section 240 13d-1(c), check this box. [ ]

Item 4. Ownership.

     (a)  Amount beneficially owned:

          844,500

     (b)  Percent of class:

          15.4%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               468,500

          (ii) Shared power to vote or to direct the vote

               0

         (iii) Sole power to dispose or to direct the disposition of

               844,500

          (iv) Shared power to dispose or to direct the disposition of

                0

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     n/a

Item 8. Identification and Classification of Members of the Group.

     n/a

Item 9. Notice of Dissolution of Group.

     n/a

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 7, 2010
                                        ______________________________
                                                    (Date)




                                           /s/Richard C. Perkins
                                        ______________________________
                                                 (Signature)



                                              Richard C. Perkins
                                        Executive VP/Portfolio Manager
                                        ______________________________
                                                 (Name/Title)